UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report:
(Date of earliest event reported)
January 27, 2007
PIER 1 IMPORTS, INC.
(Exact name of registrant as specified in charter)

Delaware	1-7832	75-1729843
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation or		Identification No.)
organization)
100 Pier 1 Place
Fort Worth, Texas 76102
(Address of principal executive offices
and zip code)
(817) 252-8000
(Registrant’s telephone
number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.
In connection with Alexander W. Smith’s election as Chief Executive Officer and President and election to the Board of Directors of Pier 1 Imports, Inc. (the “Company”), effective February 19, 2007, as described in Item 5.02 below and incorporated by reference into this item 1.01, Mr. Smith and the Company entered into an Employment Agreement dated February 19, 2007. The Employment Agreement sets forth the terms of Mr. Smith’s employment with the Company and his election to the positions stated. The Employment Agreement was approved by the Company’s Board of Directors on January 27, 2007. A copy of the Employment Agreement is attached as Exhibit 10.1 and is incorporated herein by reference. The following is a description of Mr. Smith’s employment with the Company. The Employment Agreement attached sets out the complete terms of Mr. Smith’s employment.
The initial term of the Employment Agreement is for three years beginning February 19, 2007 and ending February 27, 2010. The term of the Employment Agreement renews for one year periods unless the Company or Mr. Smith give notice at least sixty days prior to the term expiration of non-renewal. Pursuant to the Employment Agreement, Mr. Smith will receive a base salary of $1,000,000 per year and a fiscal year 2008 bonus of between $500,000 and $750,000 as determined by the Company’s Board. Mr. Smith will participate in the Company’s senior management bonus plan for the Company’s 2009 and 2010 fiscal years as determined by the Company’s Board at those times.
On February 19, 2007 Mr. Smith will be granted two options to purchase 1,000,000 and 2,000,000 shares, respectively, of the Company’s common stock. The exercise price per share will be the fair market value of the Company’s common stock on the day following the grant date. The options will be granted as an employment inducement award and not under any stock option or other equity incentive plan adopted by the Company. The options will vest as follows:
• The option for 1,000,000 shares will vest on the first anniversary of the date of grant. Subject to the terms of the Employment Agreement, Mr. Smith must be employed on the anniversary date for the option to vest.
• The second option for 2,000,000 shares will vest up to 1,000,000 shares based on the Company’s performance as measured by EBITDA for the Company’s 2009 fiscal year, and will vest up to an additional 1,000,000 shares based on the Company’s performance as measured by EBITDA for the Company’s 2010 fiscal year. Subject to the terms of the Employment Agreement, Mr. Smith must be employed at the end of each fiscal year for the respective options to vest.
All options have a term of ten years from the date of grant. Copies of Mr. Smith’s stock option grant agreements are attached as Exhibits 10.2 and 10.3 and are incorporated herein by reference. The above description is not complete and is subject to the terms of the Employment Agreement and stock option grant agreements attached. Those agreements describe in detail the vesting and exercisability of the stock options upon certain termination events of Mr. Smith’s employment.
In addition, pursuant to the Employment Agreement Mr. Smith will (i) receive $500,000 on or before March 15, 2007 as reimbursement for Mr. Smith’s lost benefits under the long-range performance incentive plan of his former employer, (ii) be able to participate in the Company’s welfare and fringe benefit plans (other than the Company’s supplemental executive retirement plan adopted by the Company in 1986) under which the Company’s senior executives are currently entitled to participate and receive benefits, (iii) receive all perquisites which the Company provides to its senior executives including participation in the Company’s 1995 supplemental retirement plan at the same level as Mr. Smith’s accrued benefits at present value under the supplemental executive retirement plan of his former employer, or replacement of those benefits, and (iv) receive a $125,000 moving, relocation and legal expense allowance plus travel expense reimbursement for he and his wife for ninety days for travel between the Dallas-Ft. Worth area and Boston, Massachusetts.
The Employment Agreement contains non-solicitation and non-compete terms binding Mr. Smith for one-year following termination of employment.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 30, 2007 the Company announced the retirement of its Chairman and CEO Marvin J. Girouard effective February 19, 2007 and his resignation as of that date of his director and officer positions with the Company, its subsidiaries and affiliated companies. Additionally, on that same day the Company announced effective February 19, 2007 the election of Alexander (“Alex”) W. Smith as CEO and President of the Company and his election to the Company’s Board of Directors. A copy of the press release announcing these matters is attached as Exhibit 99.1.
Mr. Smith, age 54, has been employed by The TJX Companies, Inc., an international off-price retailer, since 1995. He served as President of TK Maxx in the United Kingdom from 1995-2001. From 2001-2004 Mr. Smith served as Executive Vice President, International and since that time he has served as Senior Executive Vice President – Group President. The TJX Companies, Inc. is not a parent, subsidiary or affiliate of the Company.
There is no family relationship between Mr. Smith and any other executive officer or director of the Company, and except for the Employment Agreement there is no arrangement or understanding under which he was elected as an officer or director of the Company. There are no transactions to which the Company or any of its subsidiaries is a party and in which Mr. Smith has a material interest subject to disclosure under item 404(a) of Regulation S-K. Mr. Smith holds no other directorships outside of the Company.
Item 9.01 Financial Statements and Exhibits.
Exhibit No.
10.1	Employment Agreement by and between Alexander W. Smith and Pier 1 Imports, Inc. dated February 19, 2007.
10.2	Form of Non-Qualified Stock Option Agreement between Alexander W. Smith and Pier 1 Imports, Inc.

10.3	Form of Non-Qualified Stock Option Agreement between Alexander W. Smith and Pier 1 Imports, Inc.

99.1	Press Release dated January 30, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIER 1 IMPORTS, INC.
Date: January 30, 2007	By:	/s/ Michael A. Carter
Michael A. Carter, Senior Vice President and
General Counsel